Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement numbers 333-52460 and 333-37790 of Patina Oil & Gas Corporation and its subsidiaries on Form S-8 and Registration Statement number 333-110708 on Form S-3, and in Registration Statement number 333-122262 of Noble Energy, Inc. on Form S-4 of our reports dated February 23, 2005, relating to the financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph for the adoption of Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”) of Patina Oil & Gas Corporation and to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Patina Oil & Gas Corporation for the year ended December 31, 2004.

/s/    DELOITTE & TOUCHE LLP

Denver, Colorado

February 23, 2005